April 23, 2026

Wissam Jabre
Chief Financial Officer
NetApp, Inc.
3060 Olsen Drive
San Jose, CA 95128

        Re: NetApp, Inc.
            Form 10-K for the Year Ended April 25, 2025
            File No. 000-27130
Dear Wissam Jabre:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Technology